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                                                                     EXHIBIT 3.3

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 10/16/1991
                                                             731289001 - 2202214



                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                                 CXR CORPORATION

     CXR Corporation (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this Corporation be amended by adding Articles "Eighth" and "Ninth" thereof, so that as amended, said Articles shall be and read as follows:

          "EIGHTH: (a) Classification of Board of Directors. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits with the term of office of one class expiring each year. At the annual meeting of stockholders in 1990 directors of the first class shall elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

          (b) Removal for Cause. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director, or the entire Board of Directors of the Corporation may be removed at any time, but only for cause.


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          (c) Amendment or Repeal. The provisions set forth in this Article
          Eighth may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 67 percent of the outstanding shares of Common Stock of the Corporation.

          NINTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by such holders. This Articles Ninth may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 67 percent of the outstanding shares of Common Stock of the Corporation."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by F. Jack Gorry, its President, and Kent M. Wilkins, its Secretary, this 14th day of October, 1991.

                                      By: /S/F. Jack Gorry
                                          -------------------------------------
                                          F. Jack Gorry, President


                                      ATTEST: /S/Kent M. Wilkins
                                              ---------------------------------
                                              Kent M. Wilkins, Secretary



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